Exhibit 10(xv)

AMENDMENT TO AMERICAN GREETINGS

SEVERANCE BENEFITS PLAN (OFFICERS)

Amendment to comply with Code Section 409A

THIS AMENDMENT (the “Amendment”) to the American Greetings Severance Benefits Plan (Officers) (the “Plan”) is effective as of January 1, 2009.

WHEREAS, the Company sponsors the Plan for the benefit of certain executives;

WHEREAS, the Company desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder; and

WHEREAS, the Corporation previously delegated the authority to adopt amendments to any benefit plan or agreement of the Corporation to incorporate such changes as may be necessary to comply with law, including, without limitation, Code Section 409A, to certain specified officers, including the Senior Vice President of Human Resources; provided, that no such amendment shall result in a material increase in the liability or payment obligations of the Corporation without prior approval of the Compensation and Management Development Committee of the Board of Directors of the Corporation.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as follows:

1.        The Section titled “Method of Payment” is amended in its entirety to read as follows:

“You will receive your severance pay via a monthly direct deposit into the account(s) you currently have designated for payroll deposits.”

2.        A new Section shall be added to the Plan as follows:

“COMPLIANCE WITH CODE SECTION 409A. Notwithstanding the other provisions of the Plan to the contrary, all provisions of the Plan shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

 (a)        Definitions. The terms used in the Plan shall have the following meaning:

     (i)         “Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

     (ii)         “Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

  (b)         Delay of Payment for Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the event you are a Specified Employee as of the date of your Separation from Service, any amounts that are subject to Code Section 409A that become payable upon your Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of your Separation from Service. The first payment made to the Specified Employee following the six-month delay shall be equal to the first six monthly installment payments that would have commenced immediately following the Specified Employee’s Separation from Service if the Specified Employee had not been subject to the required six-month delay. The delayed payments shall not be adjusted for interest.

  (c)        Separation from Service. Payments under the Plan that provide for payment upon your termination of employment (or similarly used term) shall be amended to provide that no such payment shall be permitted unless such termination qualifies as a Separation from Service.

  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Any amounts payable under the Plan solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum extent possible.

  (d)        In-Kind Benefits. Any reimbursements or in-kind benefits shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in accordance with the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

  (e)        Amendment of Inconsistent Provisions. To the extent that any provision of the Plan is inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, the Plan is hereby amended to delete such inconsistent provisions.”

3.          Except as otherwise provided herein, the Plan shall be unaffected by this Amendment.

IN WITNESS WHEREOF, the Corporation has adopted this Amendment on the date set forth below.

AMERICAN GREETINGS CORPORATION

By /s/Brian McGrath
Brian McGrath, Senior Vice President of
Human Resources

Date: 12-18-09

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